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April 30, 2015

Ms. Amy Marose
Treasurer
Nomura Asset Management U.S.A. Inc.
World Wide Plaza
309 West 49th Street
New York, NY 10019

You have furnished Ernst & Young LLP (“E&Y”) a copy of your Form 12b-25 dated April 30, 2015, to be filed by Japan Smaller Capitalization Fund, Inc. (the “Company”).

We have read the Company’s statements contained in Part III therein and we agree with the reason described therein which have caused E&Y to be unable to issue its report on the Company’s financial statements on or before the date the Company’s N-CSR is required to be filed.

Very truly yours,

/s/ Ernst & Young LLP

April 30, 2015